EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FOURTH QUARTER RESULTS

COLUMBUS, Georgia – January 30, 2007 – Aflac Incorporated today reported its fourth quarter results.

Total revenues were $3.7 billion during the fourth quarter of 2006, compared with $3.6 billion a year ago.  Net earnings were $332 million, or $.67 per diluted share, compared with $364 million, or $.72 per share, a year ago.  The decline in net earnings primarily resulted from lower realized investment gains, which were $3 million, or $.01 per diluted share in the fourth quarter of 2006, compared with $68 million, or $.14 per share, a year ago.  The significant realized investment gains in the fourth quarter of 2005 resulted from a bond-swap program, which we completed in the second quarter of 2006.  The change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133, was immaterial in the fourth quarter of 2006.  In the fourth quarter of 2005, the impact from SFAS 133 reduced net earnings by $2 million, or $.01 per diluted share.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac's underlying profitability drivers.  We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items.  Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars.  We translate Aflac Japan's yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period.  However, except for a limited number of transactions, we do not actually convert yen into dollars.  As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders.  Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation.  The chart at the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency translation.

Operating earnings in the fourth quarter of 2006 were $329 million, compared with $298 million in the fourth quarter of 2005.  Operating earnings per diluted share rose 11.9% to $.66, which was consistent with our expectations as communicated in our third quarter earnings release, compared with $.59 per share a year ago.  The yen/dollar exchange rate did not impact operating earnings on a per-share basis for the fourth quarter.

For the full year of 2006, our results were impacted by a weaker yen/dollar exchange rate, compared with 2005.  Total revenues were $14.6 billion, an increase of 1.8% over 2005.  Net earnings were $1.5 billion, or $2.95 per diluted share, compared with $1.5 billion, or $2.92 per share, in 2005.  Like the fourth quarter, full-year net earnings were impacted by lower realized investment gains in 2006, compared with 2005.  Realized investment gains were $51 million in 2006, or $.10 per diluted share, compared with $167 million, or $.33 per share, in 2005.  The impact of SFAS 133 was immaterial for the full year of 2006, compared with a loss of $10 million, or $.02 per diluted share, in 2005.  Also affecting comparisons of net earnings was the inclusion in 2005 of a benefit of $34 million, or $.07 per diluted share, from the release of a deferred tax asset valuation allowance.

Operating earnings for the year were $1.4 billion, or $2.85 per diluted share, compared with $1.3 billion, or $2.54 per share, in 2005.  Excluding the negative impact of $.08 per share from the weaker yen, operating earnings per diluted share rose 15.4% for the year, which was slightly better than our objective.

During the fourth quarter, we acquired 3.1 million shares of our stock, bringing the total number of shares purchased in 2006 to 10.3 million. At the end of December, we had approximately 36.6 million shares available for repurchase under authorizations by the board of directors.

AFLAC JAPAN

Aflac Japan produced strong financial results in the fourth quarter.  Premium income in yen rose 5.6%, and net investment income increased 6.5%.  Total revenues were up 5.5%.  Due to improvement in the benefit and expense ratios, the pretax operating profit margin expanded from 13.4% to 14.7%.  As a result, pretax operating earnings in yen increased 15.9%.  For the year, premium income in yen increased 5.9%, and net investment income rose 9.0%.  Investment income growth in yen terms was magnified for the year by the weaker yen/dollar exchange rate because approximately 37% of Aflac Japan's investment income was dollar-denominated.  Total revenues were up 6.3%, and pretax operating earnings grew 15.4%.

The average yen/dollar exchange rate in the fourth quarter of 2006 was 117.88, or .6% weaker than the average rate of 117.21 in the fourth quarter of 2005.  For the year, the average exchange rate was 116.31, or 5.5% weaker than the rate of 109.88 a year ago.

Premium income in dollars was up 5.1% to $2.2 billion in the fourth quarter.  Net investment income rose 6.1% to $428 million.  Total revenues increased 5.1% to $2.6 billion.  Pretax operating earnings were $388 million, or 15.3% higher than a year ago.  For the year, Aflac Japan's results in dollar terms were suppressed by the weaker yen/dollar exchange rate in 2006. Premium income was $8.8 billion, up .2% from a year ago.  Net investment income was up 3.2% to $1.7 billion.  Total revenues were up .6% to $10.5 billion.  Pretax operating earnings were $1.7 billion, or 9.1% higher than a year ago.

As we stated in our third quarter earnings announcement, we had anticipated a decline in Aflac Japan's new sales for the fourth quarter.  Aflac Japan's total new annualized premium sales declined 16.6% to 29.5 billion yen, or $251 million in the fourth quarter.  For the year, total new annualized premium sales were down 8.8% to 117.5 billion yen, or $1.0 billion.  The sales declines for the fourth quarter and the year primarily reflected industrywide weakness in the market for stand-alone medical insurance as well as continued declines in the sale of Rider MAX.  The ordinary life category continued to show solid sales gains, benefiting from the sale of WAYS, the innovative life insurance product we introduced in January 2006.  We continue to expect 2007 to be a challenging year from a sales perspective and look for sales to again decline in the first half of the year, followed by sales increases in the second half of 2007.

AFLAC U.S.

Throughout 2006, we were pleased with the performance of Aflac U.S. In the fourth quarter, premium income increased 9.0% to $910 million.  Net investment income was up 11.0% to $120 million.  Total revenues rose 9.3% to $1.0 billion.  During the fourth quarter, we increased Aflac U.S. claims reserves by $28.3 million, which reflected a lengthening of cancer treatment periods for claims incurred in 2006 and prior years.  As a result, the pretax profit margin declined from 13.6% a year ago to 12.2% and pretax operating earnings were down 1.8% to $126 million.  For the year, premium income rose 9.5% to $3.6 billion.  Net investment income increased 10.4% to $465 million.  Total revenues were up 9.5% to $4.0 billion.  Pretax operating earnings rose 11.4% to $585 million.

As we expected, Aflac U.S. total new annualized premium sales results were very strong in the fourth quarter.  Total new sales rose 21.2% to $447 million in the quarter.  These record sales results were due, in part, to the re-enrollment of a large payroll account.  However, even excluding the additional sales from that account, total new sales still grew at a strong double-digit rate in the fourth quarter.  For the year, total new annualized premium sales increased 13.1% to $1.4 billion, which exceeded our 2006 sales objective of an 8% to 12% increase.

We believe our strong sales continued to benefit from the expansion of our sales force.  The total number of licensed sales associates at the end of December was up 8.5% over a year ago to more than 68,300. The increase in licensed associates benefited from solid new agent recruitment in the year, including a very strong fourth quarter in which recruitment was up 15.1%. Most importantly, the number of producing sales associates also increased.  On an average weekly basis, the number of producing associates was up 10.3% to approximately 11,000 in the fourth quarter. We expect our sales momentum to continue into 2007.  We believe our 2007 sales objective of a 6% to 10% increase balances our enthusiasm for our U.S. business with the challenging comparisons that we face due to the very strong sales we produced in 2006.

DIVIDEND

As reported in October 2006, the board of directors approved an increase in the quarterly cash dividend effective with the first quarter of 2007.  The first quarter cash dividend of $.185 per share is 42.3% higher than the first quarter 2006 dividend of $.13 per share.  The first quarter dividend is payable on March 1, 2007, to shareholders of record at the close of business on February 16, 2007, and will mark the 24th consecutive year in which the dividend has been increased.

OUTLOOK

Commenting on the company's fourth quarter and full-year results, Chairman and Chief Executive Officer Daniel P. Amos stated: "The fourth quarter of 2006 concluded another strong year for Aflac Incorporated from a financial perspective.  Both Aflac U.S. and Aflac Japan contributed to record operating earnings.  And we again achieved our primary financial goal, which was to increase operating earnings per diluted share in 2006 by 15% before the impact of currency translation.

"We were particularly happy with the continued momentum in our U.S. operation.  We believe the many actions we have taken in recent years to enhance our sales force infrastructure are paying off.  Our expanded distribution system and recent training initiatives have resulted in better growth of producing sales associates, which in turn has benefited our sales.  At the same time, the underlying operating trends at Aflac U.S. have been quite stable, and Aflac U.S. financial results were consistent with our expectations for the year.

"Aflac Japan produced a very strong fourth quarter from a financial standpoint, as it did in each quarter of last year.  Although we were disappointed with new sales, revenues were still in line with our expectations due to the strong persistency of our business and improved investment income growth.  The premium from new sales greatly exceeded lost premium from lapses.  As a result, our annualized premiums in force in yen still grew at a solid rate.  And as we expected, the benefit ratio continued to improve, which resulted in higher profit margins and rapid pretax earnings growth.

"As we look to 2007, our financial outlook has not changed.  Our objective for 2007 is to increase operating earnings 15% to 16% to $3.28 to $3.31 per diluted share, excluding the impact of the yen.  We continue to believe that is an achievable objective for this year. We will be tirelessly working on improving our sales growth in Japan and maintaining our momentum in the United States.  And we believe we have the opportunity to see 2007 emerge as another record year for Aflac Incorporated."

For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan.  Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine's listing of America's Most Admired Companies for six consecutive years and in Fortune magazine's list of the 100 Best Companies to Work For in America for nine consecutive years. Aflac has also been recognized three times by both Fortune magazine's listing of the Top 50 Employers for Minorities and Working Mother magazine's listing of the 100 Best Companies for Working Mothers. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac's Financial Analyst Briefing (FAB) supplement for the fourth quarter of 2006 can be found on the "Investors" page at aflac.com.

Aflac Incorporated will webcast its fourth quarter presentation via the "Investors" page of aflac.com at 7:10 p.m. (EST) Wednesday, January 31.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2006	2005	% Change

Total revenues	$ 3,687	$3,567	3.4%

Benefits and claims	2,300	2,157	6.6

Total acquisition and operating expenses	880	851	3.4

Earnings before income taxes	507	559	(9.2)

Income taxes	175	195

Net earnings	$ 332	$364	(8.8)%

Net earnings per share – basic	$ .67	$.73	(8.2)%

Net earnings per share – diluted	.67	.72	(6.9)

Shares used to compute earnings per share (000):
Basic	492,614	499,112	(1.3)%
Diluted	498,564	506,084	(1.5)

Dividends paid per share	$ .16	$.11	45.5%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2006	2005	% Change

Total revenues	$14,616	$14,363	1.8%

Benefits and claims	9,016	8,890	1.4

Total acquisition and operating expenses	3,336	3,247	2.8

Earnings before income taxes	2,264	2,226	1.7

Income taxes	781	743

Net earnings	$ 1,483	$ 1,483	–%

Net earnings per share – basic	$ 2.99	$ 2.96	1.0%

Net earnings per share – diluted	2.95	2.92	1.0

Shares used to compute earnings per share (000):
Basic	495,614	500,939	(1.1)%
Diluted	501,827	507,704	(1.2)

Dividends paid per share	$ .55	$ .44	25.0%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2006	2005	% Change

Assets:

Total investments and cash	$ 51,972	$ 48,989	6.1%

Deferred policy acquisition costs	6,025	5,590	7.8

Other assets	1,808	1,782	1.4

Total assets	$ 59,805	$ 56,361	6.1%

Liabilities and shareholders' equity:

Policy liabilities	$ 45,440	$ 42,329	7.3%

Notes payable	1,426	1,395	2.2

Other liabilities	4,598	4,710	(2.4)

Shareholders' equity	8,341	7,927	5.2

Total liabilities and shareholders' equity	$ 59,805	$ 56,361	6.1%

Shares outstanding at end of year (000)	492,550	498,894	(1.3)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2006	2005	% Change

Operating earnings	$ 329	$ 298	10.5%

Reconciling items, net of tax:
Realized investment gains (losses)	3	68
Impact from SFAS 133	–	(2)

Net earnings	$ 332	$ 364	(8.8)%

Operating earnings per diluted share	$ .66	$ .59	11.9%

Reconciling items, net of tax:
Realized investment gains (losses)	.01	.14
Impact from SFAS 133	–	(.01)

Net earnings per diluted share	$ .67	$ .72	(6.9)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2006	2005	% Change

Operating earnings	$ 1,432	$ 1,292	10.8%

Reconciling items, net of tax:
Realized investment gains (losses)	51	167
Impact from SFAS 133	–	(10)
Deferred tax asset valuation allowance release	–	34

Net earnings	$ 1,483	$ 1,483	–%

Operating earnings per diluted share	$ 2.85	$ 2.54	12.2%

Reconciling items, net of tax:
Realized investment gains (losses)	.10	.33
Impact from SFAS 133	–	(.02)
Deferred tax asset valuation allowance release	–	.07

Net earnings per diluted share	$ 2.95	$ 2.92	1.0%

FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2006	Including Currency Changes	Excluding Currency Changes[2]

Premium income	6.2%	7.1%

Net investment income	7.6	8.2

Total benefits and expenses	5.7	6.6

Operating earnings	10.5	10.6

Operating earnings per diluted share	11.9	11.9

1	The numbers in this table are presented on an operating basis, as previously described.
2	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2006	Including Currency Changes	Excluding Currency Changes[2]

Premium income	2.7%	7.0%

Net investment income	4.8	7.8

Total benefits and expenses	1.8	6.0

Operating earnings	10.8	13.9

Operating earnings per diluted share	12.2	15.4

1	The numbers in this table are presented on an operating basis, as previously described.
2	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target," or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders’ equity to foreign currency translation fluctuations; catastrophic events; and general economic conditions in the United States and Japan.

Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com